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                 July 22, 2022

       Bryan Rowland
       General Counsel
       Vertex, Inc.
       2301 Renaissance Blvd
       King of Prussia, Pennsylvania 19406

                                                        Re: Vertex, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed July 15, 2022
                                                            File No. 333-266168

       Dear Mr. Rowland:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Priscilla Dao, Staff Attorney, at (202) 551-5997 or Joshua Shainess, Legal
       Branch Chief, at (202) 551-7951 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              William K. Hackett